UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 2, 2011

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace

Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Compensatory Arrangements of Certain Officers.

On February 2, 2011, Accuray Incorporated (“the Company”) entered into an amended and restated employment letter (the “Employment Letter”) with Euan S. Thomson, which amends and restates in its entirety the letter agreement previously entered between the Company and Dr. Thomson (the “Prior Letter”).  While the Prior Letter did not include a term, the Employment Letter provides for a two year term of employment.  In addition, while the Prior Letter included a modified-single trigger of certain payments and benefits to Dr. Thomson in the event of a change in control of the Company, the Employment Letter requires a double-trigger of both a change in control and a separation from service in order for Dr. Thomson to be entitled to certain payments and benefits.  These and other provisions of the Employment Letter are described in further detail below.

The Employment Letter has a two year term (the “Term”), which commences on January 1, 2011.  Following expiration of the Term (the “Expiration Date”), the terms of the Employment Letter, other than the provisions relating to a change of control of the Company, will terminate and Dr. Thomson’s employment will continue to be at will.  The term of the change of control provisions set forth in the Employment Letter is three years.

Pursuant to the Employment Letter, Dr. Thomson agrees to continue to serve as the Company’s President and Chief Executive Officer, reporting to the Board of Directors of the Company.  It provides for a base salary of $512,500, as well as a target annual incentive bonus equal to 100% of his base salary, which Dr. Thomson is eligible to receive under the Company’s executive bonus plan, based on the attainment of performance criteria established and evaluated by the Company.

The Employment Letter provides that Dr. Thomson may be granted options to purchase shares of Company common stock and restricted stock units (RSUs) under the Company’s 2007 Incentive Award Plan during his employment.  In addition, the Employment Letter provides that, subject to approval by the Board of Directors or the Compensation Committee of the Board, Dr. Thomson will be granted a stock option to purchase 40,000 shares of the Company’s common stock, not later than the first regularly scheduled Board meeting of each calendar year of the Term.  Any options granted to Dr. Thomson shall vest at a rate of 1/48th of the shares subject to the grant vesting per month, and 25% of any RSUs granted will vest on each of the first four anniversaries of the date they are granted.

Under the Employment Letter, if prior to the Expiration Date, Dr. Thomson incurs a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.409A-1(h)), due to (1) termination of his employment by the Company other than for “cause,” death or disability, (2) failure of the Company to extend the term of the Employment Letter or offer a new employment agreement as CEO of the Company with a term of at least two years, which contains severance provisions that are comparable to the median severance benefits for CEOs in a peer group established by the Compensation Committee of the Board of Directors, or (3) termination by Dr. Thomson for “good reason,” as each term is defined in the Employment Letter, and provided that Dr. Thomson executes a general release of claims, then on the sixtieth day following the separation, the Company will pay Dr. Thomson a lump sum severance payment in the amount equal to (i) twelve months of his base salary as in effect immediately prior to the separation date, (ii) one hundred percent of his target annual bonus for the fiscal year in which the separation occurs, plus (iii) a 12 month health benefit equivalent, which is equal to twice the amount that Dr. Thomson would be required to pay to continue his group health coverage for the twelve month period following the separation date, payable whether or not Dr. Thomson selects COBRA.  In addition, the amount of Dr. Thomson’s then outstanding options and RSUs that would have become vested during the 12 month period following the termination of employment will vest immediately prior to the separation date.  In addition, the Company will provide Dr. Thomson with outplacement assistance in accordance with its then current policies and practices with respect to outplacement assistance for other similarly situated executives of the Company.

Under the Employment Letter, in the event a “change in control” of the Company (as defined in the Employment Letter) occurs during the Term, and within the three months before and 12 months following the change in control Dr. Thomson incurs a separation from service by reason of (1) termination of his employment without “cause”, (2) termination by Dr. Thomson for “good reason,” or (3) failure of the Company to extend the term of the Employment Letter or offer an employment agreement to continue as the CEO of the Company with a term of at least 2 years which includes severance provisions that are comparable to the median severance benefits for CEOs in the peer group established by the Compensation Committee, and provided that he executes a general release of claims in a form prescribed by the Company, then on the sixtieth day following the separation date, the Company will pay Dr. Thomson a severance payment in an amount equal to the sum of (i) 24 months of his annual base salary as in effect immediately prior to the separation date, (ii) 200% of his target annual bonus for the fiscal year in which the separation from service occurs and (iii) a 24 month health benefit equivalent, which is equal to twice the amount that he would be required to pay to continue his group health coverage for the 24 month period following the separation date, payable whether or not he selects COBRA.  In addition, Dr. Thomson’s then outstanding options to purchase shares of the Company’s common stock and RSUs shall become fully vested and exercisable immediately prior to the separation date.  The Company will also provide Dr. Thomson with outplacement assistance in accordance with its then current policies and practices with respect to outplacement assistance for other similarly situated executives of the Company.

The foregoing benefits and payments may be subject to a delay of up to six months as necessary to avoid the imposition of additional tax under Section 409A of the Code.  In addition, if any payments or benefits payable to Dr. Thomson under his Employment Letter or otherwise would be subject to the excise tax under Section 4999 of the Code, such payments and/or benefits will be reduced to the extent necessary so that no amount will be subject to such excise tax, but only if as a result of such reduction, the net after-tax benefit received by Dr. Thomson exceeds the net after-tax benefit received by Dr. Thomson if no such reduction was made.

The Employment Letter also provides for certain restrictive covenants by Dr. Thomson, including a confidentiality covenant that will apply during his employment with the Company and thereafter, a non-solicitation covenant for the duration of his employment and one year thereafter, and a non-competition covenant for the duration of his employment.

The Company will file the Employment Letter as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.  The description set forth in this Item 5.02 is a summary and is therefore qualified in its entirety by the complete text of the Employment Letter when filed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURAY INCORPORATED

Dated: February 4, 2011	By:	/s/ Darren J. Milliken
Darren J. Milliken
Senior Vice President, General Counsel & Corporate Secretary

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